UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 20, 2019

Performance Food Group Company
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37578	43-1983182
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
12500 West Creek Parkway Richmond, Virginia		23238
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (804) 484-7700

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ❑

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	PFGC	New York Stock Exchange

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Underwriting Agreement

On November 20, 2019, Performance Food Group Company (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Credit Suisse Securities (USA) LLC and Wells Fargo Securities, LLC, as representatives (the “Representatives”) of the several underwriters named therein (the “Underwriters”) and Credit Suisse Capital LLC, as forward seller, and as forward purchaser (in its capacity as forward purchaser, the “Forward Purchaser”), relating to the issuance and sale pursuant to an underwritten public offering (the “Offering”) of an aggregate of 10,120,000 shares of its common stock, par value $0.01 per share (the “Common Stock”), and up to 1,518,000 additional shares of Common Stock at the Underwriters’ option, in each case offered on a forward basis.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the Underwriting Agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Offering is part of the financing for the Company’s previously announced proposed acquisition of Reinhart Foodservice, L.L.C. (the “Proposed Reinhart Acquisition”) and will be consummated prior to the Proposed Reinhart Acquisition.

Forward Sale Agreement

In connection with the Offering, on November 20, 2019, the Company also entered into a separate forward sale agreement (the “Forward Sale Agreement”) with the Forward Purchaser. The Company expects to elect to physically settle the Forward Sale Agreement and receive proceeds, subject to certain adjustments, from the sale of those shares of Common Stock and expects such settlement to occur on one or more forward settlement dates on or prior to the closing of the Proposed Reinhart Acquisition. If the Proposed Reinhart Acquisition is not consummated, the Company may elect to physically settle the Forward Sale Agreement or may cash settle or net share settle all or a portion of its obligations under the Forward Sale Agreement no later than the date that is 12 months from entry into the Forward Sale Agreement. If the Company elects to cash settle the Forward Sale Agreement, the Company may not receive any proceeds, and the Company may owe cash to the Forward Purchaser in certain circumstances. If the Company elects to net share settle the Forward Sale Agreement, the Company will not receive any proceeds, and the Company may owe shares of Common Stock to the Forward Purchaser in certain circumstances. The Forward Sale Agreement provides for an initial forward price of $42.70 per share, subject to certain adjustments pursuant to the terms of the Forward Sale Agreement. The Forward Sale Agreement is subject to early termination or settlement under certain circumstances.

The foregoing is a summary description of certain terms of the Forward Sale Agreement and is qualified in its entirety by the text of the Forward Sale Agreement, attached as Exhibit 1.2 to this Current Report on Form 8-K and incorporated herein by reference.

The Company will not initially receive any proceeds from the sale of shares of Common Stock by the Forward Purchaser or its affiliate. Assuming full physical settlement of the Forward Sale Agreement at the initial forward sale price of $42.70 per share, the Company expects to receive net proceeds of approximately $496.6 million. The Company intends to use the net proceeds that it receives from the settlement of the Forward Sale Agreement, along with other financing sources, to finance the cash consideration payable in connection with the Proposed Reinhart Acquisition and to pay related fees and expenses. Any remaining proceeds upon settlement of the Forward Sale Agreement will be used for general corporate purposes, including the repayment of outstanding indebtedness. On November 22, the Underwriters exercised in full the option to purchase the 1,518,000 additional shares of Common Stock on a forward basis. On November 25, 2019, the Company closed the Offering.

The Underwriters and the Forward Purchaser and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the Underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company, for which they received or will receive customary fees and expenses.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits
Exhibit Number	Description

1.1
Underwriting Agreement, dated November 20, 2019, by and among the Company, Credit Suisse Securities (USA) LLC and Wells Fargo Securities, LLC, as representatives of the several underwriters named therein, and Credit Suisse Capital LLC, as forward seller and as forward purchaser.

1.2	Confirmation of Registered Forward Transaction, dated November 20, 2019, by and between the Company and Credit Suisse Capital LLC.

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the legality of the shares in the Offering.

23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).

104	Cover page Interactive Data File (embedded within Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PERFORMANCE FOOD GROUP COMPANY

Date: November 25, 2019	By:	/s/ A. Brent King
A. Brent King
Senior Vice President, General Counsel and Secretary